UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 18, 2017

CRAY INC.
(Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Fifth Avenue, Suite 1000 Seattle, WA	98164
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (206) 701-2000
None
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 2.05.    Costs Associated with Exit or Disposal Activities.
On July 18, 2017, Cray Inc. (the “Company”) commenced implementing a restructuring plan intended to reduce the Company’s operating costs and better align the Company’s workforce with the long-term business strategies of the Company (the “Restructuring Plan”).  Under the Restructuring Plan, the Company expects to reduce its workforce by approximately 190 employees, with the vast majority of such terminations to be effective by July 21, 2017. The elimination of positions that result in the staff reductions affect all organizations and major geographies of the Company. Affected employees are eligible to receive severance payments and outplacement services, and certain eligible employees will receive additional benefits under the Company’s Executive Severance Policy. The elimination of these positions is expected to be partially offset by planned increases in headcount in certain strategic areas of the Company’s business.
In connection with the Restructuring Plan, the Company estimates that it will incur aggregate restructuring charges in the range of $10.0 million. The vast majority of this amount is driven by severance payments and related employment taxes, most of which will be recorded in the quarterly period ending September 30, 2017.  The majority of the cash payments related to the restructuring charges are expected to be paid during the quarterly period ending September 30, 2017, with the remainder expected to be paid over the following couple of quarters. Once fully implemented, the Company anticipates the annualized savings from these actions will be in the range of $25.0 million, compared to what those affected expenses would have been otherwise.  Part of these savings will benefit gross margin, but a significant majority will affect operating expenses. Some of the estimated annualized savings will be offset by new investments associated with select research and development initiatives and customer service and support obligations.
The charges that the Company expects to incur in connection with the Restructuring Plan are subject to a number of assumptions, and actual results may differ materially. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the Restructuring Plan.
This Current Report on Form 8-K includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially affect future results. These risks include, but are not limited to, statements regarding the Restructuring Plan, including the anticipated benefits, the estimated charges, expenses, payments and savings and related timing associated with the Restructuring Plan, the timing for terminations, and statements regarding the Company’s planned headcount increase and the factors listed or described from time to time in our filings with the Securities and Exchange Commission. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. For a discussion of these and other risks, see “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 19, 2017

Cray Inc.

By:	/s/ MICHAEL C. PIRAINO
Michael C. Piraino Senior Vice President Administration, General Counsel and Corporate Secretary